Exhibit 99.1

Chiasma Reports Third Quarter 2015 Financial Results and

Recent Business Highlights

– Builds out infrastructure in advance of April 15, 2016 PDUFA target date –

– EMA accepts Phase 3 trial design –

– Conference call scheduled for 5 p.m. ET today –

NEWTON, Mass., November 12, 2015 – Chiasma, Inc. (NASDAQ: CHMA), a late-stage biopharmaceutical company developing Mycapssa™ (octreotide capsules), an investigational oral drug for the maintenance therapy of adult patients with the orphan disease acromegaly, today provided a corporate update and reported financial results for the third quarter ended September 30, 2015.

“Chiasma achieved a series of important milestones in the third quarter that strengthened our foundation for the potential 2016 U.S. launch of Mycapssa™, which, if approved, would be the first oral somatostatin analog available to acromegaly patients,” said Mark Leuchtenberger, Chief Executive Officer of Chiasma. “We began the quarter by completing an upsized initial public offering, which significantly bolstered our balance sheet, and we also continued to build out our infrastructure by making a number of strategic hires in our commercial, medical and development groups.

“We made significant progress with our lead program in both the U.S. and European Union. Our first New Drug Application (NDA) for Mycapssa™ in acromegaly was accepted for filing by the FDA in August, and our Prescription Drug User Fee Act (PDUFA) target date was set for April 15, 2016,” Mr. Leuchtenberger continued. “The European Medicines Agency (EMA) also just recently accepted the protocol for our Phase 3 acromegaly trial of octreotide capsules, which we now expect to initiate by early in the second quarter of 2016. In addition, we have continued to explore additional indications that we might address utilizing Mycapssa™ and our Transient Permeability Enhancer (TPE®) platform.”

Third Quarter and Recent Highlights:

•	Finalized EU Phase 3 trial design: In October, the EMA accepted the design, enrollment criteria and required duration of Chiasma’s Phase 3 trial to evaluate the non-inferiority of oral octreotide to injectable somatostatin analogs. This is an open-label, randomized, active-controlled study that is anticipated to include approximately 150 acromegaly patients in the European Union, the United States and certain other countries.

•	Announced FDA acceptance of NDA filing for Mycapssa™: In August 2015, the FDA accepted for filing Chiasma’s NDA for Mycapssa™ for the proposed maintenance therapy of adult patients with acromegaly, an orphan indication. The application is supported by the results from a multicenter Phase 3 study, which evaluated patients for biochemical and symptomatic disease control over a period of up to 13 months during treatment with Mycapssa™.

•	Successfully completed initial public offering (IPO): In July 2015, Chiasma completed its IPO of common stock at a price of $16.00 per share. Including the underwriters’ full exercise of their overallotment option, Chiasma issued 7,319,750 shares of its common stock and netted proceeds of approximately $106.5 million.

•	Continued to expand and strengthen the leadership team: Chiasma made several key hires during the third quarter as it prepares for the potential commercialization of Mycapssa™. New additions to the team include Anand Varadan as Chief Commercial Officer and William H. Ludlam, M.D., Ph.D., as Vice President of Medical Affairs. Mr. Varadan joined Chiasma from Amgen Inc., where he most recently served as Vice President of Marketing for their U.S. Inflammation and Nephrology Business Unit. Dr. Ludlam came to Chiasma from Novartis Pharmaceuticals Corporation, where he served most recently as Senior Medical Director for U.S. Clinical Development and Medical Affairs, Pituitary Disorders, Rare Diseases Franchise.

Third Quarter 2015 Financial Results:

•	R&D Expenses: Research and development expenses were $4.4 million for the quarter ended September 30, 2015, compared to $1.7 million for the same period of 2014. The increase was primarily due to the filing of an NDA for Mycapssa™ in acromegaly in the United States and related activities, expenses associated with the manufacturing process validation, activities related to our planned additional Phase 3 clinical trial for the treatment of acromegaly using Mycapssa™ in Europe and an increase in research and development headcount.

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $4.8 million for the quarter ended September 30, 2015, compared to $13,000 for the same period of 2014. The increase was largely due to the initiation of pre-commercial activities related to Mycapssa™, increased consulting costs, compensation-related expenses associated with the hiring of senior executives and other administrative employees, as well as increased legal fees related to intellectual property protection.

•	Net Loss: For the quarter ended September 30, 2015, Chiasma’s net loss attributable to common stockholders was ($9.4) million, or ($0.46) per basic share, compared to net income attributable to common stockholders of $0.6 million, or $12.47 per basic share, for the same period of 2014. The basic share amounts outstanding for the quarter ended September 30, 2015 included the shares of common stock that were issued upon conversion of Chiasma’s redeemable preferred stock in connection with the July 2015 IPO; redeemable preferred stock outstanding as of September 30, 2014 was excluded from this calculation in periods before the IPO.

•	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2015 were $162.8 million, compared to $63.3 million as of June 30, 2015. This increase is the result of Chiasma’s successful IPO in July 2015.

2015 Financial Guidance

Chiasma expects its total cash, cash equivalents and marketable securities to be between $145 million and $150 million at December 31, 2015.

Conference Call Reminder

At 5:00 p.m. Eastern Time today, Chiasma’s senior management team will host a conference call to discuss the company’s financial results and other business updates. Investors can access a live and archived webcast of this call via the News & Investors section of the company’s website, www.ChiasmaPharma.com. Individuals may also participate in the live call via telephone by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and may access a teleconference replay for one week by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using confirmation code 10075383.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone (GH), ultimately leading to significant health problems and early death if untreated. Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease.

Current treatment options include surgery to remove the pituitary tumor, radiation therapy which destroys any lingering tumor cells and/or medical treatment in cases where these approaches are not possible or fully effective. Today’s medical treatments include dopamine agonists, GH antagonists and injectable somatostatin analogs, the current standard of care. Currently available somatostatin analogs require large needles for injections into the muscle (octreotide) or deep into the tissue underlying the skin (lanreotide).

According to the U.S. National Institutes of Health, acromegaly occurs in approximately 60 people per million in the U.S. In addition, researchers estimate that three to four out of every million people develop acromegaly each year. Because symptoms often develop slowly, diagnosis may be delayed by years or decades, making it difficult to determine the total number of people with the disease.

About Mycapssa™ (octreotide capsules)

Mycapssa™ (octreotide capsules) is an oral drug proposed for the maintenance therapy of adult patients with acromegaly. If approved, octreotide capsules would be the first oral somatostatin analog approved for acromegaly. Chiasma filed a NDA on June 15, 2015 for this product candidate. The FDA has accepted the NDA for filing and the PDUFA date is April 15, 2016. The PDUFA date is the target date for the FDA to complete its review of the NDA. Octreotide capsules have been granted orphan designation in the United States and the European Union for the treatment of acromegaly.

Octreotide capsules are an investigational drug that have not been approved for use in any jurisdiction. The trade name Mycapssa™ has been conditionally accepted by the FDA as the proprietary name for Chiasma’s octreotide capsules product candidate.

About Chiasma

Chiasma is a late-stage biopharmaceutical company focused on improving the lives of patients suffering from orphan diseases by developing and commercializing novel oral forms of therapies that are available today only by injection. The company’s lead product candidate is Mycapssa™ (octreotide capsules), a new investigational drug for the orphan condition acromegaly, developed with Chiasma’s Transient Permeability Enhancer (TPE®) technology to facilitate gastrointestinal absorption of unmodified drug into the bloodstream safely. Mycapssa™ has not been approved for use in any jurisdiction. Using TPE® technology, Chiasma is evaluating additional proteins, peptides and small molecule drugs that are currently only available by injection, but could potentially be converted to oral delivery. TPE® technology is potentially well suited for drugs with chronic indications, where frequent dosing is required and the need for an oral alternative is greatest. Chiasma is a Delaware corporation with a wholly owned Israeli subsidiary.

Additional information can be found at www.ChiasmaPharma.com.

Forward-Looking Statements:

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the safety, efficacy and potential clinical benefits of Mycapssa™, the timing of the FDA’s review of Chiasma’s NDA, the timing of the potential commercial launch of Mycapssa™, the timing of initiation of Chiasma’s second Phase 3 trial to support approval by the EMA and the financial guidance regarding cash, cash equivalents and marketable securities at December 31, 2015. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; the risk that the FDA may not make a decision on Chiasma’s NDA by the PDUFA target date; the risk that the FDA may determine that the data included in the NDA are insufficient for approval and that we must conduct additional clinical trials, or nonclinical or other studies before oral octreotide can be approved; the risk that the results of previously conducted studies involving oral octreotide or other product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that oral octreotide, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties, including with respect to the manufacture of commercial supply in anticipation of commercial launch, if oral octreotide is approved. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to Chiasma’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties and other important factors in Chiasma’s subsequent filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on August 31, 2015. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue from license agreement	$—	$2,604,469	$—	$13,165,795
Operating expenses:
Research and development	4,367,992	1,723,803	10,745,527	4,573,881
Marketing, general and administrative	4,813,658	13,013	10,181,411	1,514,708

Total operating expenses	9,181,650	1,736,816	20,926,938	6,088,589

Income (loss) from operations	(9,181,650)	867,653	(20,926,938)	7,077,206
Other expense (income), net	105,395	(61,933)	303,673	2,701

Income (loss) before provision for income taxes	(9,287,045)	929,586	(21,230,611)	7,074,505
Provision for income taxes	71,540	168,237	145,011	233,339

Net income (loss)	(9,358,585)	761,349	(21,375,622)	6,841,166
Accretion of redeemable convertible preferred stock	(31,226)	(208,741)	(317,801)	(896,559)

Net income (loss) attributable to common stockholders	$(9,389,811)	$552,608	$(21,693,423)	$5,944,607

Net income (loss) per share attributable to common stockholders - basic	$(0.46)	$12.47	$(3.17)	$135.37

Weighted-average common shares outstanding - basic	20,280,385	44,326	6,837,272	43,912

Net income (loss) per share attributable to common stockholders - diluted	$(0.46)	$0.07	$(3.17)	$0.61

Weighted-average common shares outstanding - diluted	20,280,385	11,082,922	6,837,272	11,146,273

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$140,869,221	$40,160,435
Marketable securities	21,976,790	—
Prepaid expenses and other current assets	1,400,836	311,299
Property and equipment, net	573,539	615,242
Other assets	404,476	311,730

Total assets	$165,224,862	$41,398,706

Accounts payable and accrued liabilities	$4,531,045	$4,318,288
Current maturities of long-term liabilities	1,700,000	—
Long-term liabilities	3,652,211	4,612,450

Total liabilities	9,883,256	8,930,738
Total redeemable convertible preferred stock	—	104,485,972
Total stockholders’ equity (deficit)	155,341,606	(72,018,004)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$165,224,862	$41,398,706

Contacts:

Media:

Carolyn Sobczyk

JPA Health Communications

(202) 591-4052

carolyn@jpa.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com